HONG KONG, March 10 /PRNewswire-FirstCall/ -- Leopard Capital, Inc.

(OTC Bulletin Board: LPDC) (the "Company") has announced that China Expert Network Company Limited ("China Expert"), a 100% wholly-owned subsidiary of the Company, reported $5.7 million gross revenue and $1.2 million net profit for the year ended December 31, 2003.

China Expert reported gross revenue of $5.7 million in 2003, an increase of 353% compared to $1.3 million in 2002 and a net income of $1.2 million in 2003 compared to a net loss of $0.9 million in 2002.

Kung Sze Chan, Chief Executive Officer of the Company, commented, "China expert demonstrated a strong revenue growth and profitability for 2003. We believe the acquisition of China Expert shall contribute significant revenue and profit growth for Leopard Capital for 2003 and the years to come."

About Leopard Capital, Inc.
Leopard Capital, Inc. (OTC Bulletin Board: LPDC) is a leading China and Hong Kong based IT network and infrastructure company that provides large-scale network infrastructure construction (mainly e-government network infrastructure), business appraisal services for information technology companies in the PRC (apart from government authorities, China Expert is the ONLY foreign own corporation to obtain such authority in the PRC) and business consultancy services for communities and municipal governments in China. For more information visit http://www.chinaexpertnet.com.

Safe Harbor Statement
Except for the historical statements made herein, the statements made in this release are forward-looking statements. Risk factors that could cause actual results to differ materially from those projected in forward-looking statements include, but are not limited to, general business conditions, managing growth, and political and other business risks. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks and other factors detailed in the Company's reports filed with the Securities and Exchange Commission. Leopard Capital, Inc. undertakes no duty to update these forward-looking statements.

For more information, please contact at LPDC:

Investors:
Ms Kerrie Chung / Mr. Wilson K. Cheung,
First Asia Finance Group Limited
Tel: (852) 2736 2111
Fax: (852) 2736 5511
www.firstasia.com.hk

SOURCE Leopard Capital, Inc.
Web Site: http://www.firstasia.com.hk
http://www.chinaexpertnet.com